As filed with the Securities and Exchange Commission on March 17, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Omnicell, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3166458
(State of Incorporation)	(I.R.S. Employer Identification No.)

1201 Charleston Road

Mountain View, CA 94043

(650) 251-6100

(Address of principal executive offices)

1997 Employee Stock Purchase Plan

1999 Equity Incentive Plan

(Full title of the plans)

Randall A. Lipps

President and Chief Executive Officer

1201 Charleston Road

Mountain View, CA 94043

(650) 251-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Brigham, Esq.

COOLEY GODWARD LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,838,960 shares	$10.88	$20,016,996.95	$2,141.81

(1)                                  Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) and (h) under the Securities Act of 1933, as amended.  The offering price per share and aggregate offering price for the unissued stock options and common stock are based upon the weighted average exercise price for shares issuable pursuant to outstanding options granted under the 1999 Equity Incentive Plan, and the average of the high and low prices of Registrant’s Common Stock on March 16, 2006 as reported on the Nasdaq National Market for shares reserved for future issuance under the 1997 Employee Stock Option Plan and the 1999 Equity Incentive Plan.  The registration fee is calculated as follows:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares reserved for future issuance under the 1997 Employee Stock Purchase Plan	394,063	$10.65	$4,196,770.95

Shares issuable pursuant to outstanding options under the 1999 Equity Incentive Plan	427,795	$11.66	$4,988,089.70

Shares reserved for future issuance under the 1999 Equity Incentive Plan	1,017,102	$10.65	$10,832,136.30

Proposed Maximum Offering Price			$20,016,996.95

Registration Fee			$2,141.81

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Omnicell, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)           The Company’s annual report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006, pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)           The Company’s Current Reports on Form 8-K as filed on January 24, 2006, January 30, 2006 and March 15, 2006; and

(c)           The description of the Company’s Common Stock which is contained in the Registration Statement on Form 8-A filed August 3, 2001, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Cooley Godward LLP, Palo Alto, California, will provide us with an opinion as to the validity of the common stock offered under this prospectus. As of the date of this prospectus, no partners or associates of Cooley Godward LLP own shares of our common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware Corporation Law, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•      for any breach of duty of loyalty to the Company or to its stockholders;

•      for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•      for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•      for any transaction from which the director derived an improper personal benefit.

The Company’s Certificate further provides that it must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Company believes that indemnification under the Certificate covers acts of negligence and gross negligence on the part of indemnified parties.

The Company has entered into indemnification agreements with each of its directors and certain officers. These agreements, among other things, require the Company to indemnify each director and officer for certain expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of the person’s services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the Company’s request.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number
4.1(1)	Amended and Restated Certificate of Incorporation of the Company;

4.2(2)	Certificate of Designation of Series A Junior Participating Preferred Stock;

4.3(3)	Bylaws of the Company;

4.4(3)	Form of Common Stock Certificate;

4.5(4)	Rights Agreement, dated February 6, 2003, between Omnicell and EquiServe Trust Company, N.A.;

5.1	Opinion of Cooley Godward LLP;

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm;

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement; and

24.1	Power of Attorney is contained on the signature pages.

(1)          Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission September 20, 2001 and incorporated herein by reference.

(2)          Previously filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission March 28, 2003 and incorporated herein by reference.

(3)          Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission March 14, 2001, or amendments thereto and incorporated herein by reference.

(4)          Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission February 14, 2003 and incorporated herein by reference.

ITEM 9. UNDERTAKINGS

1.                                      The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on March 17, 2006.

OMNICELL, INC.

By:	/s/ James T. Judson
James T. Judson
Interim Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall A. Lipps and James T. Judson, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall A. Lipps	Chairman of the Board and	March 17, 2006
RANDALL A. LIPPS	Director, President and Chief
Executive Officer (Principal
Executive Officer)

/s/ James T. Judson	Vice President, Finance and	March 17, 2006
JAMES T. JUDSON	Interim Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ Mary E. Foley	Director	March 17, 2006
MARY E. FOLEY

/s/ Randy D. Lindholm	Director	March 17, 2006
RANDY D. LINDHOLM

/s/ Brock D. Nelson	Director	March 17, 2006
BROCK D. NELSON

/s/ Kevin L. Roberg	Director	March 17, 2006
KEVIN L. ROBERG

/s/ John D. Stobo, Jr.	Director	March 17, 2006
JOHN D. STOBO, JR.

/s/ Donald C. Wegmiller	Director	March 17, 2006
DONALD C. WEGMILLER

/s/ Sara J. White	Director	March 17, 2006
SARA J. WHITE

/s/ Joseph E. Whitters	Director	March 17, 2006
JOSEPH E. WHITTERS

/s/ William H. Younger, Jr.	Director	March 17, 2006
WILLIAM H. YOUNGER, JR.

EXHIBIT INDEX

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation of the Company;

4.2(2)	Certificate of Designation of Series A Junior Participating Preferred Stock;

4.3(3)	Bylaws of the Company;

4.4(3)	Form of Common Stock Certificate;

4.5(4)	Rights Agreement, dated February 6, 2003, between Omnicell and EquiServe Trust Company, N.A.;

5.1	Opinion of Cooley Godward LLP;

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm;

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement; and

24.1	Power of Attorney is contained on the signature pages.

(1)          Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission September 20, 2001 and incorporated herein by reference.

(2)          Previously filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission March 28, 2003 and incorporated herein by reference.

(3)          Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission March 14, 2001, or amendments thereto and incorporated herein by reference.

(4)          Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission February 14, 2003 and incorporated herein by reference.